                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )*

                                 BUFFETS, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    11988210
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 5 Pages

SEC 1745 (10-85)

CUSIP NO.  11988210                    13G             PAGE 2 OF 5 PAGES

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Massachusetts Financial Services Company ("MFS")
     I.R.S. Identification No.:  04-2747644
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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        NUMBER OF        5    SOLE VOTING POWER

            SHARES            3,662,482 shares of common stock

     BENEFICIALLY
-------------------------------------------------------------------------------

         OWNED BY        6    SHARED VOTING POWER

             EACH
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        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON             3,807,880 shares of common stock

             WITH
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                         8    SHARED DISPOSITIVE POWER

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,807,880 shares of common stock of which 2,953,050 shares are also beneficially owned by MFS Series Trust II - MFS Emerging Growth Fund (see page 3) and 854,830 shares are also beneficially owned by certain other non-reporting entities.
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     8.5%
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12   TYPE OF REPORTING PERSON*
     IA
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.  11988210                    13G             PAGE 3 OF 5 PAGES

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MFS Series Trust II - MFS Emerging Growth Fund ("MEG")
     I.R.S. Identification No.:  04-6551722
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
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        NUMBER OF        5    SOLE VOTING POWER

            SHARES

     BENEFICIALLY
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         OWNED BY        6    SHARED VOTING POWER

             EACH
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        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON

             WITH
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                         8    SHARED DISPOSITIVE POWER

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,953,050 shares of common stock (as noted on page 2, item 9, MFS is also a beneficial owner of these 1,569,700 shares).
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     6.6%
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12   TYPE OF REPORTING PERSON*
     IV
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                           PAGE 4 OF 5 PAGES

ITEM 1:   (a)   NAME OF ISSUER:

                Buffets, Inc.

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                10260 Viking Drive, Suite 100
                Eden Prairie, MN  55344

ITEM 2:   (a)   NAME OF PERSON FILING:

                Massachusetts Financial Services Company ("MFS")*

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                For MFS and MEG:
                500 Boylston Street
                Boston, MA  02116

          (c)   CITIZENSHIP:

                For MFS, see Item 4 on Page 2; for MEG, see Item 4 on Page 3

          (d)   TITLE OF CLASS OF SECURITIES:

                Common Stock

          (e)   CUSIP NUMBER:

                11988210

ITEM 3:         For MFS, see Item 12 on Page 2; for MEG, see Item 12 on Page 3

ITEM 4:   (a)   AMOUNT BENEFICIALLY OWNED:

                For MFS, see Item 9 on Page 2; for MEG, see Item 9 on Page 3

          (b)   PERCENT OF CLASS:

                For MFS, see Item 11 on Page 2; for MEG, see Item 11 on Page 3

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS:

                For MFS, see Items 5 and 7 on page 2
--------------------------
* This Schedule 13G is filed pursuant to Rule 13d-1(f) on behalf of MFS Series Trust II - MFS Emerging Growth Fund ("MEG") as well as MFS (see page 3 and Exhibit 1 attached hereto).

SCHEDULE 13G                                           PAGE 5 OF 5 PAGES

ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Inapplicable

ITEM 6:         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON:

                Inapplicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Inapplicable

ITEM 8:         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Inapplicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Inapplicable

ITEM 10:        CERTIFICATION:

                By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 11, 1996

Massachusetts Financial Services Company



By:           ARNOLD D. SCOTT
              Arnold D. Scott
      Senior Executive Vice President,
           Secretary and Director

                                                                    EXHIBIT 1



                      MFS EMERGING GROWTH FUND, A SERIES OF
                               MFS SERIES TRUST II
               500 BOYLSTON STREET O BOSTON O MASSACHUSETTS 02116
                                 617 O 954-5000



                                       February 8, 1994



Massachusetts Financial Services Company
500 Boylston Street
Boston, MA  02116

         Re:   RULE 13D-1

Gentlemen:

         This letter is to memorialize our agreement that you shall file all statements on Schedule 13G required to be filed on behalf of MFS Emerging Growth Fund, a series of MFS Series Trust II, pursuant to Rule 13d-1 under the Securities Exchange Act of 1934. If the foregoing is acceptable to you, please sign and return to us the enclosed copy of this letter.

                                       Very truly yours,

                                       W. THOMAS LONDON


                                       W. Thomas London
                                       Treasurer

The foregoing is acceptable.

MASSACHUSETTS FINANCIAL SERVICES COMPANY


By:          ARNOLD D. SCOTT
            Arnold D. Scott
         Senior Executive Vice President,
              Secretary and Director